Marathon Oil Reports Second Quarter 2015 Results
40% Reduction in 2Q Capital Reflects Moderated Activity and Efficiencies;
Full-Year North America E&P Production Costs Projected Lower by $1.25/BOE

HOUSTON, Aug. 5, 2015 - Marathon Oil Corporation (NYSE:MRO) today reported a second quarter 2015 adjusted net loss of $155 million, or $0.23 per diluted share, excluding the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The reported net loss was $386 million, or $0.57 per diluted share.

Quarter Highlights

•	Second quarter capital program at approx. $680 million, down 40% from first quarter; full-year capital program at or below $3.3 billion

•
Total Company net production from continuing operations (excluding Libya) averaged 407,000 net boed, up 6% over the year-ago quarter; U.S. resource play net production of 220,000 net boed up nearly 30% over year-ago quarter

•	Reaffirming total Company and U.S. resource play production growth rates of 5-7% and 20%, respectively, year over year

•	Reduced North America E&P production costs per boe more than 30% below year-ago quarter; adjusting full-year guidance down $1.25 per boe

•	Increased captured savings from U.S. unconventional drilling and completions (D&C) costs by an additional $50 million to greater than $300 million

•	Top-performing Eagle Ford rig drilled two wells achieving an average of 3,100 feet per day

•	Best three-horizon "stack-and-frac" in Eagle Ford achieved 30-day IP rates of 1,400-1,650 gross boed; Bakken Three Forks second bench well delivered 30-day IP rate of 1,226 gross boed

•	Recorded 96% average operational availability for Company-operated assets

•	Progressing non-core asset sales with signed agreement for approximately $100 million

“In the second quarter, we concentrated efforts on protecting margins and executing our planned reduction in activity and spending while delivering E&P production within guidance," said Marathon Oil President and CEO Lee M. Tillman. "Capital spending in the quarter was down about 40 percent sequentially as we've moderated activity levels in the U.S. resource plays. Looking to the second half of the year, we expect to maintain production levels and achieve our year-over-year production growth of 5-7 percent for the total Company and 20 percent in the U.S. resource plays at or below our $3.3 billion capital program. With continuing uncertainty and volatility in oil prices, we remain resolutely focused on the fundamentals within our control that will position the Company for long-term success, including durable cost reductions, enhanced well productivity and sustainable operational efficiencies. Importantly, we've reduced E&P production expenses and total Company G&A costs, excluding special items, by more than 20 percent over the year-ago quarter."

North America E&P
North America Exploration and Production (E&P) production available for sale averaged 274,000 net barrels of oil equivalent per day (boed) for second quarter 2015, a 21 percent increase over the year-ago quarter and compared to 283,000 net boed for first quarter 2015. The decrease from first quarter 2015 was in line with the planned reductions in resource play drilling activity resulting in the number of wells to sales down by more than 35 percent. North America production costs were reduced to $7.19 per barrel of oil equivalent (boe), down 31 percent from the year-ago period and 9 percent from the prior quarter, driven by a continued focus on leveraging efficiencies across production operations. Full-year guidance on unit production costs has been adjusted down by $1.25 per boe.

EAGLE FORD: In second quarter 2015, Marathon Oil's production in the Eagle Ford averaged 135,000 net boed, a 32 percent increase above the year-ago quarter and compared to 147,000 net boed in the prior quarter. As anticipated, the Company brought fewer wells to sales -- 52 during second quarter 2015 compared to 91 in the previous quarter. This more than 40 percent reduction in wells to sales drove the quarter-on-quarter decline. Importantly, continual improvement in drilling and completions drove efficiency gains, as evidenced by wells drilled at an average rate of 1,800 feet per day, a 15 percent improvement over the previous quarter. With this improvement, the time to drill an Eagle Ford well spud-to-total depth dropped to 11 days. Eleven Austin Chalk, eight upper Eagle Ford and 33 lower Eagle Ford wells were brought online during the quarter. A three-horizon "stack-and-frac" achieved 30-day initial production (IP) rates of 1,400-1,650 gross boed.

BAKKEN: Marathon Oil averaged 61,000 net boed of production in the Bakken during second quarter 2015, a 22 percent increase above the year-ago quarter and 7 percent over the previous quarter. Bakken results were driven by efficiency gains and outperformance relative to historical type curves. Application of enhanced completion designs is resulting in wells consistently outperforming historical type curves on average by more than 30 percent in cumulative production after 180 days. Also in the second quarter, Marathon Oil completed its first Company-operated Three Forks second bench well in the Myrmidon area, which exceeded expectations with a 30-day IP rate of 1,226 boed.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 24,000 net boed during second quarter 2015, an increase of 33 percent over the year-ago quarter and effectively flat sequentially. Marathon Oil brought online two Company-operated SCOOP wells and one Company-operated STACK-Osage well during the quarter; and all five operated Smith infill pilot wells have been drilled and are awaiting completion. Two outside-operated Meramec XL (extended-reach lateral) wells were also brought online in the quarter. The Company has re-allocated an additional $35 million of capital to the Oklahoma Resource Basins, bringing the total reallocation to $60 million for the year to high-value non-operated activity.

International E&P
International E&P production available for sale from continuing operations (excluding Libya) averaged 108,000 net boed for second quarter 2015 compared to 120,000 net boed in the year-ago quarter and 119,000 net boed in the previous quarter. Lower production primarily resulted from planned maintenance activities in Equatorial Guinea, which were completed in second quarter 2015. Proactive cost management efforts across the Company-operated assets continue to yield repeatable savings, resulting in lower unit production costs. Full-year guidance on unit production costs is being reduced by $1.00 per boe (excluding Libya).

EQUATORIAL GUINEA: Production available for sale averaged 86,000 net boed in second quarter 2015 compared to 106,000 net boed in the year-ago quarter and 99,000 net boed in the previous quarter. Planned maintenance activity in the second quarter was completed ahead of schedule and within budget. Drilling on the Alba C21 development well reached total depth and completion activities are under way, and results to date indicate well performance consistent with pre-drill estimates.

U.K.: Production available for sale averaged 22,000 net boed in second quarter 2015, compared to 14,000 net boed in the year-ago quarter and 20,000 net boed in the previous quarter. The second West Brae infill well was brought online during the quarter with initial production rates well above pre-drill estimates. This completed the Company's planned five-well Brae infill drilling program begun in 2014. At the non-operated Foinaven field, full compression was reinstated, which contributed to improved reliability in second quarter 2015 and increased production over the year-ago and previous quarters.

Oil Sands Mining
Oil Sands Mining (OSM) production available for sale for second quarter 2015 averaged 25,000 net boed compared to 36,000 net boed in the prior-year quarter and 50,000 net boed in first quarter 2015. The sequential decline was primarily due to planned turnarounds at the base upgrader and the Muskeg River Mine which were completed on time and under budget in the current quarter, as well as unplanned downtime at the expansion upgrader.

Production Guidance
For third quarter 2015, the Company expects North America E&P production available for sale to average 260,000 to 270,000 net boed, reflecting a full quarter at reduced drilling activity levels across the U.S. resource plays. Importantly, however, Marathon Oil confirms the resource plays remain on track to achieve annual growth in available for sale volumes of 20 percent year-over-year. Third quarter International E&P production available for sale (excluding Libya) is expected to be within a range of 105,000 to 115,000 net boed. Marathon Oil had no liftings in Libya during second quarter 2015. Considerable uncertainty remains around the timing of future production and sales levels from Libya, and Marathon Oil continues to exclude Libya volumes from its production forecasts. OSM synthetic crude oil production is expected to increase to a range of 43,000 to 48,000 net boed in the third quarter, following the completed turnaround activity from second quarter.

The Company is raising the lower end of its full-year 2015 E&P production guidance range, resulting in a new range of 375,000 to 390,000 net boed. Full-year 2015 guidance for the total Company production growth rate remains 5-7 percent.

Corporate and Special Items
Net cash provided by continuing operations before changes in working capital was $520 million during second quarter 2015, and net cash provided by operating activities was $408 million. During the quarter, use of working capital included the annual tax payment to Equatorial Guinea, as well as severance and benefit payments associated with the Company's recent workforce reduction. Additions to property, plant and equipment including accruals were $678 million in second quarter 2015 compared to $1.1 billion in the prior quarter, nearly 40 percent lower. The Company's 2015 capital, investment and exploration program is expected to be at or below $3.3 billion. At the end of the quarter, the Company had $5.5 billion in liquidity, which consists of an undrawn $3 billion revolving credit facility, and $2.5 billion in cash and short-term investments.

Marathon Oil reduced E&P production expenses and total Company general and administrative costs, excluding special items, by about $100 million ($44 million not excluding special items) for second quarter 2015 compared to the same quarter in 2014. These savings represent an overall reduction of more than 20 percent.

As previously announced, Marathon Oil anticipates divestitures of at least $500 million in an ongoing effort to optimize the Company's portfolio. The Company has recently signed an agreement for the sale of its East Texas, North Louisiana and Wilburton, Oklahoma natural gas assets for expected proceeds of approximately $100 million, excluding closing adjustments.

The adjustments to net loss for second quarter 2015 included a non-cash deferred tax expense of $135 million related to the Alberta provincial corporate tax rate increase, a settlement charge of $40 million ($64 million pre-tax) in connection with the U.S. pension plans, an unrealized loss of $28 million ($44 million pre-tax) on crude oil derivatives, and an impairment expense of $28 million ($44 million pre-tax) related to East Texas, North Louisiana and Wilburton properties as a result of the anticipated sale.

The Company's webcast commentary and associated slides related to Marathon Oil's financial and operational review, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com and to its mobile app as soon as practicable following this release today, Aug. 5. The Company will conduct a question and answer webcast/call on Thursday, Aug. 6, at 9 a.m. EDT. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the live webcast, visit the Marathon Oil website at http://www.marathonoil.com. The audio replay of the webcast will be posted by Aug. 7.

# # #
Non-GAAP Measures
Management uses certain non-GAAP financial measures, including adjusted net income (loss), adjusted income (loss) from continuing operations, net cash provided by continuing operations before changes in working capital and adjusted general and administrative expenses, to evaluate the Company's financial performance between periods and to compare the Company's performance to certain competitors. Management also uses net cash provided by continuing operations before changes in working capital to demonstrate the Company's ability to internally fund capital expenditures, pay dividends and service debt. These measures generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to the Company’s ongoing operations. They should not be considered substitutes for their most directly comparable GAAP financial measures. See the tables below for reconciliations between (i) adjusted net income (loss) and its most directly comparable GAAP financial measure, net income (loss), (ii) adjusted income (loss) from continuing operations and its most directly comparable GAAP financial measure, income (loss) from continuing operations, (iii) net cash provided by continuing operations before changes in working capital and its most directly comparable GAAP financial measure, net cash provided by operating activities, and (iv) adjusted general and administrative expenses and its most directly comparable GAAP financial measure, total company general and administrative expenses.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact that give current expectations or forecasts of future events, including, but not limited to: the Company’s operational, financial and growth strategies, including planned projects, drilling plans, rig count, cost savings, non-core asset sales, lower production costs, productivity improvements, drilling efficiencies, stack-and-frac and downspacing pilots, and enhanced completion activities; the Company’s ability to successfully effect those strategies and the expected timing and results thereof; the Company’s financial and operational outlook, and ability to fulfill that outlook; the Company's 2015 budget and planned allocation; the Company's financial position, liquidity and capital resources; and production guidance and the drivers thereof.

While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in key operating markets, including international markets; capital available for exploration and development; well production timing; availability of drilling rigs, materials and labor; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorism and the governmental or military response thereto; cyber-attacks; changes in safety, health, environmental and other regulations; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. The Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contacts:
Lee Warren: 713-296-4103
Lisa Singhania: 713-296-4101

Investor Relations Contacts:
Chris Phillips: 713-296-3213
Zach Dailey: 713-296-4140

	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per diluted share data)	2015	2015	2014
Adjusted income (loss) from continuing operations (a)	$(155)	$(253)	$423
Adjustments for special items (net of taxes):
Net loss on dispositions	—	—	(58)
Impairments	(28)	—	—
Pension settlement	(40)	(11)	(5)
Unrealized gain (loss) on crude oil derivative instruments	(28)	15	—
Reduction in workforce	—	(27)	—
Alberta provincial corporate tax rate increase	(135)	—	—
Income (loss) from continuing operations	$(386)	$(276)	$360
Per diluted share:
Adjusted income (loss) from continuing operations (a)	$(0.23)	$(0.37)	$0.62
Income (loss) from continuing operations	$(0.57)	$(0.41)	$0.53
Adjusted net income (loss) (a)	$(155)	$(253)	$603
Adjustments for special items (net of taxes):
Net loss on dispositions	—	—	(58)
Impairments	(28)	—	—
Pension settlement	(40)	(11)	(5)
Unrealized gain (loss) on crude oil derivative instruments	(28)	15	—
Reduction in workforce	—	(27)	—
Alberta provincial corporate tax rate increase	(135)	—	—
Net income (loss)	$(386)	$(276)	$540
Per diluted share:
Adjusted net income (loss) (a)	$(0.23)	$(0.37)	$0.89
Net income (loss)	$(0.57)	$(0.41)	$0.80
Exploration expenses (b)
Unproved property impairments	$40	$9	$60
Dry well costs	41	58	53
Geological and geophysical	12	3	6
Other	18	20	26
Total exploration expenses	$111	$90	$145
Cash flows
Net cash provided by continuing operations before changes in working capital (a)	$520	$412	$1,327
Changes in working capital for continuing operations	(112)	(103)	(278)
Total net cash provided by continuing operations (c)	408	309	1,049
Net cash provided by discontinued operations	—	—	39
Net cash provided by operating activities	$408	$309	$1,088

Additions to property, plant and equipment	$(678)	$(1,102)	$(1,282)
Changes in working capital	(190)	(350)	56
Cash additions to property, plant and equipment	$(868)	$(1,452)	$(1,226)
(a) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.
(b) Three months ended June 30, 2015 includes $38 million of dry well costs and $10 million of unproved property impairments associated with our Canadian in-situ assets at Birchwood and reflected in our North America E&P segment results.
(c) Includes adjustments for deferred income taxes of $(6) million, $(179) million, and $84 million in the three months ended June 30, 2015, March 31, 2015 and June 30, 2014.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2015	2015	2014
Revenues and other income:
Sales and other operating revenues, including related party	$1,307	$1,280	$2,270
Marketing revenues	183	204	618
Income from equity method investments	26	36	120
Net gain (loss) on disposal of assets	—	1	(87)
Other income	15	11	20
Total revenues and other income	1,531	1,532	2,941
Costs and expenses:
Production	450	444	562
Marketing, including purchases from related parties	182	205	614
Other operating	81	107	101
Exploration	111	90	145
Depreciation, depletion and amortization	751	821	680
Impairments	44	—	4
Taxes other than income	78	67	109
General and administrative	168	171	139
Total costs and expenses	1,865	1,905	2,354
Income (loss) from operations	(334)	(373)	587
Net interest and other	(58)	(47)	(76)
Income (loss) from continuing ops before income taxes	(392)	(420)	511
Provision (benefit) for income taxes	(6)	(144)	151
Income (loss) from continuing operations	(386)	(276)	360
Discontinued operations (a)	—	—	180
Net income (loss)	$(386)	$(276)	$540
Per Share Data
Basic:
Income (loss) from continuing operations	$(0.57)	$(0.41)	$0.53
Discontinued operations (a)	—	—	$0.27
Net income (loss)	$(0.57)	$(0.41)	$0.80
Diluted:
Income (loss) from continuing operations	$(0.57)	$(0.41)	$0.53
Discontinued operations (a)	—	—	$0.27
Net income (loss)	$(0.57)	$(0.41)	$0.80
Weighted Average Shares:
Basic	677	675	676
Diluted	677	675	679
(a) As a result of the sale of the Company's Norway business, it is reflected as discontinued operations in 2014.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(in millions)	2015	2015	2014
Segment Income (Loss)
North America E&P	$(45)	$(161)	$302
International E&P	41	23	160
Oil Sands Mining	(77)	(19)	55
Segment income (loss)	(81)	(157)	517
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(74)	(96)	(94)
Impairments	(28)	—	—
Pension settlement	(40)	(11)	(5)
Unrealized gain (loss) on crude oil derivative instruments	(28)	15	—
Reduction in workforce	—	(27)	—
Net loss on dispositions	—	—	(58)
Alberta provincial corporate tax rate increase	(135)	—	—
Income (loss) from continuing operations	(386)	(276)	360
Discontinued operations (a)	—	—	180
Net Income (loss)	$(386)	$(276)	$540
Capital Expenditures (b)
North America E&P	$551	$933	$1,102
International E&P	99	146	115
Oil Sands Mining	16	21	55
Discontinued Operations (a)	—	—	141
Corporate	12	2	10
Total	$678	$1,102	$1,423
Exploration Expenses
North America E&P	$91	$35	$82
International E&P	20	55	63
Total	$111	$90	$145
Provision (Benefit) for Income Taxes
Current income taxes	—	$35	$67
Deferred income taxes	(6)	(179)	84
Total	$(6)	$(144)	$151
(a) As a result of the sale of the Company's Norway business, it is reflected as discontinued operations in 2014.
(b) Capital expenditures include accruals.

	Three Months Ended		Guidance (a)
	June 30	June 30	Q3
(mboed)	2015	2014	2015
Net Production Available for Sale
North America E&P	274	227	260-270
International E&P excluding Libya (b) and Disc Ops (c)	108	120	105-115
Combined North America & International E&P, excluding Libya (b) and Disc Ops (c)	382	347	365-385
Oil Sands Mining (d)	25	36	43-48
Total Continuing Operations excluding Libya	407	383
Discontinued Operations (c)	—	71
Total Company excluding Libya	407	454
Libya	—	1
Total	407	455
(a) Guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around timing of future production and sales levels.
(c) As a result of the sale of the Company's Norway business, it is reflected as discontinued operations in 2014.
(d) Upgraded bitumen excluding blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2015	2015	2014
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	213	223	178
Bakken	57	54	47
Eagle Ford	108	119	83
Oklahoma Resource Basins	11	12	8
Other North America (c)	37	38	40
Crude Oil and Condensate (mbbld)	176	184	151
Bakken	54	51	44
Eagle Ford	82	92	67
Oklahoma Resource Basins	5	5	2
Other North America (c)	35	36	38
Natural Gas Liquids (mbbld)	37	39	27
Bakken	3	3	3
Eagle Ford	26	27	16
Oklahoma resource basins	6	7	6
Other North America	2	2	2
Natural Gas (mmcfd)	361	359	294
Bakken	22	20	18
Eagle Ford	164	169	111
Oklahoma Resource Basins	81	78	61
Other North America (c)	94	92	104
Total North America E&P (mboed)	274	283	227
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	42	41	44
Equatorial Guinea	28	28	31
United Kingdom	14	13	13
Crude Oil and Condensate (mbbld)	33	31	33
Equatorial Guinea	19	18	20
United Kingdom	14	13	13
Natural Gas Liquids (mbbld)	9	10	11
Equatorial Guinea	9	10	11
Natural Gas (mmcfd)	396	451	474
Equatorial Guinea	365	418	446
United Kingdom (b)	31	33	28
Total International E&P (mboed)	108	116	123
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (d)	29	60	44

Total Continuing Operations - Net Sales Volumes (mboed)	411	459	394
Discontinued Operations - Net Sales Volumes (mboed)(a)	—	—	70
Total Company - Net Sales Volumes (mboed)	411	459	464
Net Sales Volumes of Equity Method Investees (mtd)
LNG	4,991	6,275	6,624
Methanol	673	884	980
(a) As a result of the sale of the Company's Norway business, it is reflected as discontinued operations in 2014.
(b) Includes natural gas acquired for injection and subsequent resale of 7 mmcfd, 10 mmcfd, and 5 mmcfd in the second and first quarters of 2015, and second quarter of 2014, respectively.
(c) Includes Gulf of Mexico and other conventional onshore U.S. production.
(d) Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2015	2015	2014
North America E&P - Average Price Realizations (b)
Liquid Hydrocarbons ($ per bbl)	$45.96	$36.92	$86.43
Bakken	49.29	37.78	90.47
Eagle Ford	44.05	36.30	85.36
Oklahoma Resource Basins	30.29	28.25	52.00
Other North America (c)	50.89	40.23	90.45
Crude Oil and Condensate ($ per bbl) (d)	$52.63	$41.75	$95.95
Bakken	51.36	39.92	93.08
Eagle Ford	53.47	42.72	99.08
Oklahoma Resource Basins	51.00	45.57	101.12
Other North America (c)	52.83	41.39	93.45
Natural Gas Liquids ($ per bbl)	$14.77	$14.43	$34.80
Bakken	11.63	N.M.	45.13
Eagle Ford	14.08	13.73	30.20
Oklahoma resource basins	14.45	17.04	33.04
Other North America	25.65	26.38	54.13
Natural Gas ($ per mcf)	$2.76	$3.01	$5.00
Bakken	2.62	2.93	4.12
Eagle Ford	2.71	2.88	4.76
Oklahoma Resource Basins	2.64	2.61	4.57
Other North America (c)	2.98	3.59	5.65
International E&P - Average Price Realizations
Liquid Hydrocarbons ($ per bbl)	$44.70	$37.31	$75.41
Equatorial Guinea	35.74	27.85	59.72
United Kingdom	61.93	55.81	110.51
Crude Oil and Condensate ($ per bbl)	$56.70	$48.87	$99.36
Equatorial Guinea	52.27	42.55	90.91
United Kingdom	62.97	57.19	111.76
Natural Gas Liquids ($ per bbl)	$3.10	$3.46	$3.02
Equatorial Guinea (e)	1.00	1.00	1.00
United Kingdom	36.49	33.64	64.37
Natural Gas ($ per mcf)	$0.78	$0.78	$0.69
Equatorial Guinea (e)	0.24	0.24	0.24
United Kingdom	6.98	7.68	8.04
Oil Sands Mining - Average Price Realizations
Synthetic Crude Oil ($ per bbl)	$52.46	$40.37	$94.17

Discontinued Operations - Average Price Realizations ($ per boe)(a)	—	—	$108.11
Benchmark
WTI crude oil (per bbl)(f)	$57.95	$48.58	$102.99
Brent (Europe) crude oil (per bbl)(g)	$61.69	$53.92	$109.70
Henry Hub natural gas (per mmbtu)(h)	$2.64	$2.98	$4.67
WCS crude oil (per bbl)(i)	$46.35	$33.90	$82.95
(a) As a result of the sale of the Company's Norway business, it is reflected as discontinued operations in 2014.
(b) Excludes gains or losses on derivative instruments.
(c) Includes Gulf of Mexico and other conventional onshore U.S. production.
(d) Inclusion of realized gains on crude oil derivative instruments would have increased average price realizations by $0.06 for second quarter 2015 and $0.21 for first quarter 2015. There were no crude oil derivative instruments in 2014.
(e) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.
(f) NYMEX
(g) Average of monthly prices obtained from Energy Information Administration ("EIA") website.
(h) Settlement date average per mmbtu.
(i) Monthly pricing based upon average WTI adjusted for differentials unique to western Canada.
N.M. Not meaningful.

	Three Months Ended
	June 30	June 30
(In millions)	2015	2014
Production expenses
North America E&P	$179	$217
International E&P	64	99
Total	243	316

Total Company general and administrative expenses	168	139
Adjustments for special items:
Pension settlement	(64)	(8)
Adjusted general and administrative expenses (a)	104	131
E&P production expenses and adjusted general and administrative expenses (a)	$347	$447
(a) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.